CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
New Harvest Capital Corporation


We hereby consent to the incorporation in the registration statement on Form S-4, to be filed with the Securities and Exchange Commission on or about July 18, 2005, of our report dated August 6, 2004, on the statements of operations, shareholders' equity, and cash flows of New Harvest Capital Corporation for the year ended April 30, 2004, which appeared in New Harvest Capital Corporation's Annual Report on Form 10-KSB for the year ended April 30, 2004. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

July 18, 2005